EXHIBIT 10.39

MORGAN STANLEY

MORGAN STANLEY COMPENSATION INCENTIVE PLAN

[YEAR] DISCRETIONARY RETENTION AWARDS

AWARD CERTIFICATE

TABLE OF CONTENTS FOR AWARD CERTIFICATE

1.	Your award generally	3
2.	Vesting schedule and payment	3
3.	Special provision for certain employees	5
4.	Death, Disability and Full Career Retirement	5
5.	Involuntary termination by the Firm	5
6.	Governmental Service	6
7.	Qualifying Termination	6
8.	Specified employees	7
9.	Cancellation of Applicable Account Value under certain circumstances	7
10.	Tax and other withholding obligations	10
11.	Obligations you owe to the Firm	11
12.	Nontransferability	11
13.	Designation of a beneficiary	11
14.	No entitlements	12
15.	Consents under local law	12
16.	Award modification	12
17.	Governing law	13
18	Defined terms	13

MORGAN STANLEY

MORGAN STANLEY COMPENSATION INCENTIVE PLAN

[YEAR] DISCRETIONARY RETENTION AWARDS

AWARD CERTIFICATE

Morgan Stanley has granted you an award under the Morgan Stanley Compensation Incentive Plan (the “Plan”) as part of your discretionary incentive compensation for services provided during [year] and as an incentive for you to remain in Employment and provide services to the Firm through the Scheduled Vesting Date(s). This Award Certificate sets forth the general terms and conditions of your [year] award under the Plan. The initial value of your [year] award has been communicated to you independently.

If you are employed outside the United States, you will also receive an “International Supplement” that contains supplemental terms and conditions for your [year] award. You should read this Award Certificate in conjunction with the International Supplement, if applicable, and the Plan in order to understand the terms and conditions of your [year] award.

Your [year] award is made pursuant to the Plan. References to Applicable Account Value in this Award Certificate mean only the Applicable Account Value related to your [year] award, and the terms and conditions herein apply only to such award. If you receive any other award under the Plan or another incentive compensation plan, it will be governed by the terms and conditions of the applicable award documentation, which may be different from those herein.

The purposes of the [year] award are, among other things, to facilitate the allocation of a portion of your discretionary above-base compensation for [year] to the notional investment opportunities afforded by the Plan, to reward you for your continued Employment and service to the Firm in the future and your compliance with the Firm’s policies (including the Code of Conduct), to protect the Firm’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. In view of these purposes, you will earn [each portion of] your [year] award only if you (1) remain in continuous Employment through the [applicable] Scheduled Vesting Date (subject to limited exceptions set forth below), (2) do not engage in any activity that is a cancellation event set forth in Section 9(c) below and (3) satisfy obligations you owe to the Firm as set forth in Section 11 below. Even if your award has vested, you will have no right to your award if a cancellation event occurs under the circumstances set forth in Section 9(c) below. As Morgan Stanley deems appropriate, Morgan Stanley will require you to provide a written certification or other evidence, from time to time in its sole discretion, to confirm that no cancellation event has occurred, including upon a termination of Employment and/or during a specified period of time prior to the [applicable] Scheduled Distribution Date. If you fail to provide any required certification or other evidence, Morgan Stanley will cancel your award. It is your responsibility to provide the Executive Compensation Department with your up-to-date contact information.

Capitalized terms used in this Award Certificate that are not defined in the text have the meanings set forth in Section 18 below. Capitalized terms used in this Award Certificate that are not defined in the text or in Section 18 below have the meanings set forth in the Plan.

1.	Your award generally.

(a) Applicable Account Value. This Award Certificate uses the term “Applicable Account Value” to refer to your [year] award under the Plan and the notional return (positive or negative) thereon based on the performance of the Notional Investments to which your Account is notionally allocated. If you receive another award under the Plan (for example, an award for a future year), your total Account Value under the Plan will include the Applicable Account Value of your [year] award and the applicable Account Value of such other award(s).

(b) Notional allocation of Account. The notional allocation of your Applicable Account Value is subject to the ultimate discretion of the Firm and is made exclusively for the purpose of determining your Applicable Account Value from time to time in accordance with the Plan. You may notionally allocate your Applicable Account Value to any one fund, or any combination of funds, offered as Notional Investments under the Plan with respect to your [year] award.

2.	Vesting schedule and payment.

(a) Vesting schedule. Except as otherwise provided in this Award Certificate, your Applicable Account Value will vest on the Scheduled Vesting Date[(s)].1 Except as otherwise provided in this Award Certificate, your Applicable Account Value will vest only if you continue to provide future services to the Firm by remaining in continuous Employment through the [applicable] Scheduled Vesting Date and providing value added services to the Firm during this timeframe. The special vesting terms set forth in Sections 4, 5, 6 and 7 of this Award Certificate apply (i) if your Employment terminates by reason of your death or Disability, (ii) upon your Full Career Retirement, (iii) if the Firm terminates your employment in an involuntary termination under the circumstances described in Section 5, (iv) upon a Governmental Service Termination or (v) upon a Qualifying Termination. The vested portion of your Applicable Account Value remains subject to the cancellation and withholding provisions set forth in this Award Certificate.

(b) Payment. Except as otherwise provided in this Award Certificate, your Applicable Account Value will, to the extent vested, be paid in cash on the [applicable] Scheduled Distribution Date[(s)]2; provided that, subject to Section 2(d), your Applicable Account Value may be paid to you following the [applicable] Scheduled Distribution Date on the

[1]	The vesting schedule and related vesting date(s) presented in this form of Award Certificate are indicative. The vesting schedule and related vesting dates(s) applicable to awards may vary.
[2]	The distribution schedule and related distribution date(s) presented in this form of Award Certificate are indicative. The distribution schedule and related distribution dates(s) applicable to awards may vary.

next administratively practicable payroll date. The special payment provisions set forth in Sections 4(a), 4(b), 6 and 7 of this Award Certificate apply (i) if your Employment terminates by reason of your death or you die after termination of your Employment, (ii) upon your Governmental Service Termination or your employment at a Governmental Employer following your termination of employment with the Firm under circumstances set forth in Section 6(b) or (iii) upon a Qualifying Termination. All payments are subject to applicable withholdings and deductions.

(c) Accelerated payment. Morgan Stanley shall have no right to accelerate the payment of any portion of your Applicable Account Value, except to the extent that such acceleration is not prohibited by Section 409A and would not result in your being required to recognize income for United States federal income tax purposes prior to the distribution of your Applicable Account Value or your incurring additional tax or interest under Section 409A. If any portion of your Applicable Account Value is paid prior to the [applicable] Scheduled Distribution Date pursuant to this Section 2(c), Morgan Stanley may condition such payment on your agreement that if you engage in any activity constituting a cancellation event set forth in Section 9(c) within the applicable period of time that would have resulted in cancellation of all or a portion of your Applicable Account Value (had it not been paid pursuant to this Section 2(c)), you will be required to repay to Morgan Stanley an amount equal to the payment you received (before taking account of any withholding) in respect of the portion of your Applicable Account Value that would have been canceled upon the occurrence of such cancellation event, plus interest on such amount at the average rate of interest Morgan Stanley paid to borrow money from financial institutions during the period from the date such portion of your Applicable Account Value was paid through the date preceding the repayment date.

(d) Rule of construction for timing of payment. Whenever this Award Certificate provides for all or a portion of your Applicable Account Value to be paid on a Scheduled Distribution Date or upon a different specified event or date, such payment will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Firm for damages based on a delay in the payment of your Applicable Account Value, and the Firm shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as payment is made by December 31st of the year in which occurs the [applicable] Scheduled Distribution Date or such other specified event or date or, if later, by the 15th day of the third calendar month following such specified event or date. Similarly, neither you nor any of your beneficiaries or your estate shall have any claim against the Firm for damages, and the Firm shall have no liability to you (or to any of your beneficiaries or your estate), based on any acceleration of the payment of your Applicable Account Value pursuant to Section 2(c).

3.	Special provision for certain employees.

Notwithstanding the other provisions of this Award Certificate, if Morgan Stanley considers you to be one of its executive officers at the time provided for the payment of the vested portion of your Applicable Account Value and determines that your compensation may not be fully deductible by virtue of Section 162(m) of the Internal Revenue Code, Morgan Stanley shall delay payment of the nondeductible portion of your compensation, including delaying payment of your Applicable Account Value to the extent nondeductible, unless the Administrator, in its sole discretion, determines not to delay such payment. This delay will continue until your Separation from Service or, to the extent permitted under Section 409A, the end of the first earlier taxable year of the Firm as of the last day of which you are no longer an executive officer (subject to earlier payment in the event of your death as described below).

4.	Death, Disability and Full Career Retirement.

The following special vesting and payment terms apply to your award:

(a) Death during Employment. If your Employment terminates due to death, any unvested portion of your Applicable Account Value will vest on the date of your death. Your Applicable Account Value will be paid to the beneficiary you have designated pursuant to Section 12 or the legal representative of your estate, as applicable, upon your death, provided that your estate or beneficiary notifies the Firm of your death within 60 days following your death. After your death, the cancellation provisions set forth in Section 9(c) will no longer apply.

(b) Death after termination of Employment. If you die after the termination of your Employment but prior to the [applicable] Scheduled Distribution Date, the vested portion of your Applicable Account Value that you held at the time of your death will be paid to the beneficiary you have designated pursuant to Section 12 or the legal representative of your estate, as applicable, upon your death, provided that your estate or beneficiary notifies the Firm of your death within 60 days following your death. After your death, the cancellation provisions set forth in Section 9(c) will no longer apply.

(c) Disability or Full Career Retirement. If your Employment terminates due to Disability or in a Full Career Retirement, any unvested portion of your Applicable Account Value will vest on the date your Employment terminates. Your Applicable Account Value will be paid on the [applicable] Scheduled Distribution Date. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until the [applicable] Scheduled Distribution Date.

5.	Involuntary termination by the Firm.

If the Firm terminates your employment under circumstances not involving any cancellation event set forth in Section 9(c), the unvested portion of your Applicable Account Value will vest on the date your employment with the Firm terminates and your Applicable Account Value will be paid on the [applicable] Scheduled Distribution Date, provided that you sign an agreement and release satisfactory to the Firm. If you do not sign such an agreement and release satisfactory to the Firm within the timeframe set by the Firm in connection with your involuntary termination as described in this Section 5, any portion of your Applicable Account Value that was unvested immediately prior to your termination shall be canceled. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until the [applicable] Scheduled Distribution Date.

6.	Governmental Service.

(a) General treatment of awards upon Governmental Service Termination. If your Employment terminates in a Governmental Service Termination and not involving a cancellation event set forth in Section 9(c), then, provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to Section 6(c), any unvested portion of your Applicable Account Value will vest on the date of your Governmental Service Termination. Your vested Applicable Account Value will be paid on the date of your Governmental Service Termination.

(b) General treatment of vested awards upon acceptance of employment at a Governmental Employer following termination of Employment. If your Employment terminates other than in a Governmental Service Termination and not involving a cancellation event set forth in Section 9(c) and, following your termination of Employment, you accept employment with a Governmental Employer, then, provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to Section 6(c), the vested portion of your Applicable Account Value will be paid upon your commencement of such employment, provided you present the Firm with satisfactory evidence demonstrating that as a result of such employment the divestiture of your continued interest in your Applicable Account Value is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to you at such Governmental Employer.

(c) Repayment obligation. If any activity or event constituting a cancellation event set forth in Section 9(c) occurs within the applicable period of time that would have resulted in cancellation of all or a portion of your Applicable Account Value had it not been paid pursuant to Sections 6(a) or 6(b) above, you will be required to repay to Morgan Stanley the amount distributed to you pursuant to Sections 6(a) or 6(b) above that would have been canceled upon the occurrence of such cancellation event (before taking account of any withholding), plus interest on such amount at the average rate of interest Morgan Stanley paid to borrow money from financial institutions during the period from the date of such payment through the date preceding the repayment date.

7.	Qualifying Termination.

If your employment terminates in a Qualifying Termination, any unvested portion of your Applicable Account Value will vest, cancellation provisions will lapse, and, subject to Section 8, your Applicable Account Value will be paid upon your Qualifying Termination.

8.	Specified employees.

Notwithstanding any other terms of this Award Certificate, if Morgan Stanley considers you to be one of its “specified employees” as defined in Section 409A at the time of your Separation from Service, payment of the portion of your Applicable Account Value that is “nonqualified deferred compensation” for purposes of Section 409A that would otherwise be made upon your Separation from Service (including, without limitation, any payments that were delayed due to Section 162(m) of the Internal Revenue Code, as provided in Section 3, and any portion of your Applicable Account Value payable upon your Qualifying Termination, as provided in Section 7) will be delayed until the first business day following the date that is six months after your Separation from Service; provided, however, that in the event that your death, your Governmental Service Termination or your employment at a Governmental Employer following your termination of employment with the Firm under circumstances set forth in Section 6(b) occurs at any time after the Date of the Award, payment will be made in accordance with Section 4(a), 4(b) or 6, as applicable.

9.	Cancellation of Applicable Account Value under certain circumstances.

(a) Cancellation of unvested Applicable Account Value. Any unvested portion of your Applicable Account Value will be canceled if your Employment terminates for any reason other than death, Disability, a Full Career Retirement, an involuntary termination by the Firm described in Section 5, a Governmental Service Termination or a Qualifying Termination.

(b) General treatment of vested Applicable Account Value. Except as otherwise provided in this Award Certificate, the vested portion of your Applicable Account Value will be paid on the [applicable] Scheduled Distribution Date. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until the [applicable] Scheduled Distribution Date.

(c) Cancellation of Applicable Account Value under certain circumstances.3 The cancellation events set forth in this Section 9(c) are designed, among other things, to incentivize compliance with the Firm’s policies (including the Code of Conduct), to protect the Firm’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. This Section 9(c) shall apply notwithstanding any other terms of this Award Certificate (except where sections in this Award Certificate specifically provide that the cancellation events set forth in this Section 9(c) no longer apply).

Your Applicable Account Value, even if vested, is not earned until the [applicable] Scheduled Distribution Date (and until you satisfy all obligations you owe to the Firm as set forth in Section 11 below) and, unless prohibited by applicable law, will be canceled prior to the [applicable] Scheduled Distribution Date in any of the circumstances set forth below in this Section 9(c). The Firm may retain custody of your Applicable Account Value following the [applicable] Scheduled Distribution Date pending any investigation or other review that impacts the determination as to whether your Applicable Account Value is cancellable under the circumstances set forth below and, in such an instance, your Applicable Account Value shall be forfeited in the event the Firm determines that the Applicable Account Value was cancellable.

[3]	The cancellation provisions presented in Section 9(c) of this form of Award Certificate and any corresponding definitions are indicative. The cancellation provisions and corresponding definitions applicable to awards may vary.

(1) Competitive Activity. If, prior to the [applicable] Scheduled Distribution Date, you engage in Competitive Activity in connection with or following your resignation of Employment, then your entire unpaid Applicable Account Value will be canceled immediately, subject to applicable law.

(2) Other Events. If any of the following events occur at any time before the [applicable] Scheduled Distribution Date, your entire unpaid Applicable Account Value (whether or not vested) will be canceled immediately, subject to applicable law:

(i) Your Employment is terminated for Cause or you engage in conduct constituting Cause (either during or following Employment and whether or not your Employment has been terminated as of the [applicable] Scheduled Distribution Date);

(ii) Following the termination of your Employment, the Firm determines that your Employment could have been terminated for Cause [(for these purposes, “Cause” will be determined without giving consideration to any “cure” period included in the definition of “Cause”)];

(iii) You disclose Confidential and Proprietary Information to any unauthorized person outside the Firm, or use or attempt to use Confidential and Proprietary Information other than in connection with the business of the Firm; or you fail to comply with your obligations (either during or after your Employment) under the Firm’s Code of Conduct (and any applicable supplements), or otherwise existing between you and the Firm, relating to Confidential and Proprietary Information or an assignment, procurement or enforcement of rights in Confidential and Proprietary Information;

(iv) You engage in a Wrongful Solicitation;

(v) You make any [Unauthorized Comments] [Unauthorized Disclosures or Defamatory or Disparaging Comments about the Firm];

(vi) You fail or refuse, following your termination of Employment, to cooperate with or assist the Firm in a timely manner in connection with any investigation, regulatory matter, lawsuit or arbitration in which the Firm is a subject, target or party and as to which you may have pertinent information; or

(vii) You resign from your employment with the Firm without having provided the Firm prior written notice of your resignation consistent with the notice period requirements undertaken by you in connection with your employment offer letter, Sign-On or Notice & Non-Solicitation Agreement or any other contractual obligation in connection with the terms and conditions of your employment, or, in the event no such prior contractual notice period requirements exist, you resign from your employment with the Firm without having provided the Firm prior written notice of your resignation of at least thirty (30) days.

(3) Clawback Cancellation Events.

(i) Your entire Applicable Account Value (whether or not vested) will be canceled in full, or in the case of clause (c) below, in full or in part, subject to applicable law, if at any time before the [applicable] Scheduled Distribution Date

(A)	You take any action, or you fail to take any action (including with respect to direct supervisory responsibilities), where such action or omission:

(a)	causes a restatement of the Firm’s consolidated financial results;

(b)	constitutes a violation by you of the Firm’s Global Risk Management Principles, Policies and Standards (where prior authorization and approval of appropriate senior management was not obtained) whether such action results in a favorable or unfavorable impact to the Firm’s consolidated financial results; or

(c)	causes a loss in the current year on a trade or transaction originating in the current year or in any prior year for which revenue was recognized and which was a factor in your award determination, and violated internal control policies that resulted from your:

(i)	violation of business unit, product or desk specific risk parameters;

(ii)	use of an incorrect valuation model, method, or inputs for transactions subject to the “STAR” approval process;

(iii)	failure to perform appropriate due diligence prior to a trade or transaction or failure to provide critical information known at the time of the transaction that might negatively affect the valuation of the transaction; or

(iv)	failure to timely monitor or escalate to management a loss position pursuant to applicable policies and procedures; or

(B) [The Firm and/or relevant business unit suffers a material downturn in its financial performance or the Firm and/or relevant business unit suffers a material failure of risk management.]

In the event that the Firm determines, in its sole discretion, that your action or omission is as described in clause (A)(c) and you do not engage in any other cancellation or clawback event described in this Section 9(c), your [year] award will be reduced by a fraction, the numerator of which is the amount of the pre-tax loss, and the denominator of which is the total revenue originally recognized by the Firm which was a factor in your award determination.

(ii) [With respect to members of the Morgan Stanley Operating Committee as of [December 31st preceding the Date of Award], the Compensation Committee may cancel your entire Applicable Account Value (whether or not vested), in full or in part, if the Compensation Committee determines, in its sole discretion, that at any time before the [applicable] Scheduled Distribution Date you had significant responsibility for a material adverse outcome for the Firm or any of its businesses or functions. The Compensation Committee shall have the sole authority to interpret this provision and its determinations shall be final and binding on all persons.]

(4) [Clawback for Code Staff. If you are designated by the Firm as Code Staff for [year], any shares or amounts distributed in respect of your award are subject to repayment, recovery and recapture pursuant to the Morgan Stanley Code Staff Clawback Policy, as amended from time to time, and any applicable clawback, repayment, recoupment or recovery requirements imposed under applicable laws, rules and regulations.]

10.	Tax and other withholding obligations.

Any vesting, whether on a Scheduled Vesting Date or some other date, of all or a portion of your Applicable Account Value, and any payment of all or a portion of your Applicable Account Value shall be subject to the Firm’s withholding of all required United States federal, state, local and foreign income and employment/payroll taxes (including Federal Insurance Contributions Act taxes). You authorize the Firm to withhold such taxes from any payroll or other payment or compensation to you, including by canceling or accelerating payment of a portion of your Applicable Account Value in an amount not to exceed such taxes imposed upon such vesting or distribution and any additional taxes imposed as a result of such cancellation or acceleration, and to take such other action as the Firm may deem advisable to enable it and you to satisfy obligations for the payment of withholding taxes and other tax obligations, assessments, or other governmental charges, whether of the United States or any other jurisdiction, relating to the vesting or payment of your Applicable Account Value. However, the Firm may not deduct or withhold such sum from any payroll or any other payment or compensation (including from your Applicable Account Value), except to the extent it is not prohibited by Section 409A and would not cause you to recognize income for United States federal income tax purposes prior to the distribution of your Applicable Account Value or to incur interest or additional tax under Section 409A.

11.	Obligations you owe to the Firm.

As a condition to the earning, payment or distribution of your award, the Firm may require you to pay such sum to the Firm as may be necessary to satisfy any obligation that you owe to the Firm. Notwithstanding any other provision of this Award Certificate, your award, even if vested, is not earned until after such obligations and any tax withholdings or other deductions required by law are satisfied. Notwithstanding the foregoing, Morgan Stanley may not reduce the amount of your Applicable Account Value to be distributed to satisfy obligations that you owe to the Firm except (i) to the extent authorized under Section 10, relating to tax and other withholding obligations or, otherwise, (ii) to the extent such reduction is not prohibited by Section 409A and would not cause you to recognize income for United States federal income tax purposes prior to the distribution of your Applicable Account Value or to incur additional tax or interest under Section 409A. Morgan Stanley’s determination of any amount that you owe the Firm shall be conclusive.

12.	Nontransferability.

You may not sell, pledge, hypothecate, assign or otherwise transfer your Applicable Account Value, other than as provided in Section 13 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, payments relating to your Applicable Account Value will be made only to you.

Your personal representatives, heirs, legatees, beneficiaries, successors and assigns, and those of Morgan Stanley, shall all be bound by, and shall benefit from, the terms and conditions of your award.

13.	Designation of a beneficiary.

You may make a written designation of beneficiary or beneficiaries to receive all or part of the amounts to be distributed in respect of your Applicable Account Value in the event of your death. To make a beneficiary designation, you must complete and submit the Beneficiary Designation form on the Executive Compensation website.

Any portion of your Applicable Account Value that becomes payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate.

If you previously filed a designation of beneficiary form for your award(s) under the Plan with the Executive Compensation Department, such form will also apply to all of your awards under the Plan, including this [year] award. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary to receive your Applicable Account Value, Morgan Stanley may determine in its sole discretion to distribute the amounts in question to your estate. Morgan Stanley’s determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to such amounts.

14.	No entitlements.

(a) No right to continued Employment. This [year] award is not an employment agreement, and nothing in this Award Certificate, the International Supplement, if applicable, or the Plan shall alter your status as an “at-will” employee of the Firm or your employment status at a Related Employer. None of this Award Certificate, the International Supplement, if applicable, or the Plan shall be construed as guaranteeing your employment by the Firm or a Related Employer, or as giving you any right to continue in the employ of the Firm or a Related Employer, during any period (including without limitation the period between the Date of the Award and the [applicable] Scheduled Vesting Date or Scheduled Distribution Date, or any portion of any of these periods), nor shall they be construed as giving you any right to be reemployed by the Firm or a Related Employer following any termination of Employment.

(b) No right to future awards. This award, and all other awards under the Plan, are discretionary. This award does not confer on you any right or entitlement to receive another award under the Plan or any other award under any other incentive compensation plan of Morgan Stanley at any time in the future or in respect of any future period.

(c) No effect on future employment compensation. Morgan Stanley has made this award to you in its sole discretion. This award does not confer on you any right or entitlement to receive compensation in any specific amount for any future year, and does not diminish in any way the Firm’s discretion to determine the amount, if any, of your compensation. This award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay.

15.	Consents under local law.

Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.

16.	Award modification.

Morgan Stanley reserves the right to modify or amend unilaterally the terms and conditions of your award, without first asking your consent, or to waive any terms and conditions that operate in favor of Morgan Stanley. These amendments may include (but are not limited to) changes that Morgan Stanley considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. Morgan Stanley may not modify your award in a manner that would materially impair your rights in your award without your consent; provided, however, that Morgan Stanley may, but is not required to, without your consent, amend or modify your award in any manner that Morgan Stanley considers necessary or advisable to (i) comply with any Legal Requirement, (ii) ensure that your award does not result in an excise or other supplemental tax on the Firm under any Legal Requirement, or (iii) ensure that your award is not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to payment or distribution. Morgan Stanley will notify you of any amendment of your award that affects your rights. Any amendment or waiver of a provision of this Award Certificate (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Chief Human Resources Officer or the Chief Operating Officer (or if such positions no longer exist, by the holder of an equivalent position) to be effective.

17.	Governing law.

This Award Certificate and the related legal relations between you and Morgan Stanley will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

18.	Defined terms.

For purposes of this Award Certificate, the following terms shall have the meanings set forth below:

(a) “Board” means the Board of Directors of Morgan Stanley.

(b) “Cause” means:

(1) any act or omission which constitutes a breach of your obligations to the Firm, including, without limitation, (A) your failure to comply with any notice or non-solicitation restrictions that may be applicable to you or (B) your failure to comply with the Firm’s compliance, ethics or risk management standards, or your failure or refusal to perform satisfactorily any duties reasonably required of you[, which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within ten (10) business days after written notification thereof to you by the Firm];

(2) your commission of any dishonest or fraudulent act, or any other act or omission, which has caused or may reasonably be expected to cause injury to the interest or business reputation of the Firm; or

(3) your violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Firm is a member or of any policy of the Firm relating to compliance with any of the foregoing;

provided, that an act or omission shall constitute “Cause” for purposes of this definition if the Firm determines, in its sole discretion, that such action or omission is described in Section 9(c)(3)(i)(A)(c) and is deliberate, intentional or willful.

(c) A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(1) any one person or more than one person acting as a group (as determined under Section 409A), other than (A) any employee plan established by Morgan Stanley or any of its Subsidiaries, (B) Morgan Stanley or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of Morgan Stanley in substantially the same proportions as their ownership of Morgan Stanley, is or becomes, during any 12-month period, the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person(s) any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 50% or more of the total voting power of the stock of Morgan Stanley; provided, however, that the provisions of this subsection (1) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (3) below;

(2) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by Morgan Stanley’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board;

(3) the consummation of a merger or consolidation of Morgan Stanley with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of Morgan Stanley (or any direct or indirect subsidiary of Morgan Stanley) pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of Morgan Stanley outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of Morgan Stanley stock (or if Morgan Stanley is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided further that a merger or consolidation effected to implement a recapitalization of Morgan Stanley (or similar transaction) in which no person (as determined under Section 409A) is or becomes the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 50% or more of either the then outstanding shares of Morgan Stanley common stock or the combined voting power of Morgan Stanley’s then outstanding voting securities shall not be considered a Change in Control; or

(4) the complete liquidation of Morgan Stanley or the sale or disposition by Morgan Stanley of all or substantially all of Morgan Stanley’s assets in which any one person or more than one person acting as a group (as determined under Section 409A) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Morgan Stanley that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of Morgan Stanley immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (x) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of Morgan Stanley common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of Morgan Stanley immediately prior to such transaction or series of transactions and (y) no event or circumstances described in any of clauses (1) through (4) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of Morgan Stanley, or in the ownership of a substantial portion of Morgan Stanley’s assets, as defined in Section 409A. In addition, no Change in Control shall be deemed to have occurred upon the acquisition of additional control of Morgan Stanley by any one person or more than one person acting as a group that is considered to effectively control Morgan Stanley.

For purposes of the provisions of this Award Certificate, terms used in the definition of a Change in Control shall be as defined or interpreted pursuant to Section 409A.

(d) “Competitive Activity” means:

(1) becoming, or entering into any arrangement as, an employee, officer, partner, member, proprietor, director, independent contractor, consultant, advisor, representative or agent of, or serving in any similar position or capacity with, a Competitor, where you will be responsible for providing, or managing or supervising others who are providing, services (x) that are similar or substantially related to the services that you provided to the Firm, or (y) that you had direct or indirect managerial or supervisory responsibility for at the Firm, or (z) that call for the application of the same or similar specialized knowledge or skills as those utilized by you in your services for the Firm, in each such case, at any time during the year preceding the termination of your employment with the Firm; or

(2) either alone or in concert with others, forming, or acquiring a 5% or greater equity ownership, voting interest or profit participation in, a Competitor.

(e) “Competitor” means any corporation, partnership or other entity that competes, or that owns a significant interest in any corporation, partnership or other entity that competes, with any business activity the Firm engages in, or that you reasonably knew or should have known that the Firm was planning to engage in, at the time of the termination of your Employment.

(f) “Confidential and Proprietary Information” means any information that is classified as confidential in the Firm’s Global Policy on Confidential Information or that may have intrinsic value to the Firm, the Firm’s clients or other parties with which the Firm has a relationship, or that may provide the Firm with a competitive advantage, including, without limitation, any trade secrets; inventions (whether or not patentable); formulas; flow charts; computer programs; access codes or other systems information; algorithms; technology and business processes; business, product or marketing plans; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; and public information that becomes proprietary as a result of the Firm’s compilation of that information for use in its business, provided that such Confidential and Proprietary Information does not include any information which is available for use by the general public or is generally available for use within the relevant business or industry other than as a result of your action. Confidential and Proprietary Information may be in any medium or form, including, without limitation, physical documents, computer files or discs, electronic communications, videotapes, audiotapes, and oral communications.

(g) “Date of the Award” means [insert grant date, which typically will coincide approximately with the end of the year in respect of which the award is made].

(h) [You will be deemed to have made “Defamatory or Disparaging Comments” about the Firm if, at any time, you make, publish, or issue, or cause to be made, published or issued, in any medium whatsoever to any person or entity external to the Firm, any derogatory, defamatory or disparaging statement regarding the Firm, its businesses or strategic plans, products, practices, policies, personnel or any other Firm matter. Nothing contained herein is intended to prevent you from testifying truthfully or making truthful statements or submissions in litigation or other legal, administrative or regulatory proceedings or internal investigations.]

(i) “Disability” means any condition that would qualify for a benefit under any group long-term disability plan maintained by the Firm and applicable to you.

(j) “Employed” and “Employment” refer to employment with the Firm and/or Related Employment.

(k) The “Firm” means Morgan Stanley (including any successor thereto) together with its subsidiaries and affiliates. For purposes of the definitions of “Cause,” “Confidential and Proprietary Information,” [“Defamatory or Disparaging Comments,”] [“Unauthorized Comments,”] [“Unauthorized Disclosures”] and “Wrongful Solicitation” set forth in this Award Certificate and Section 9(c)(2)(vi) of this Award Certificate, references to the “Firm” shall refer severally to the Firm as defined in the preceding sentence and your Related Employer, if any. For purposes of the cancellation provisions set forth in this Award Certificate relating to disclosure or use of Confidential and Proprietary Information, references to the “Firm” shall refer to the Firm as defined in the second preceding sentence or your Related Employer, as applicable.

(l) “Full Career Retirement” means the termination of your Employment by you or by the Firm for any reason other than under circumstances involving any cancellation event described in Section 9(c), and other than due to your death or Disability, a Governmental Service Termination or pursuant to a Qualifying Termination, if you meet any of the following criteria as of your termination date [and you have provided the Firm at least 12 months’ advance notice of such termination]:

(i) you have attained age 50 and completed at least 12 years of service as a [    ]4 of the Firm or equivalent officer title; or

(ii) you have attained age 50 and completed at least 15 years of service as an officer of the Firm at the level of [    ]5 or above; or

(iii) you have completed at least 20 years of service with the Firm; or

(iv) you have attained age 55 and have completed at least 5 years of service with the Firm and the sum of your age and years of service equals or exceeds 65.6

For the purposes of the foregoing definition, service with the Firm will include any period of service with the following entities and any of their predecessors:

1. AB Asesores (“ABS”) prior to its acquisition by the Firm (provided that only years of service as a partner of ABS shall count towards years of service as an officer);

2. Morgan Stanley Group Inc. and its subsidiaries (“MS Group”) prior to the merger with and into Dean Witter, Discover & Co.;

3. Miller Anderson & Sherrerd, L.L.P. prior to its acquisition by MS Group;

4. Van Kampen Investments Inc. and its subsidiaries prior to its acquisition by MS Group;

5. FrontPoint Partners LLC and its subsidiaries prior to its acquisition by the Firm; and

[4]	Specified officer title(s) in one or more specified business units.
[5]	Specified officer title(s) in one or more specified business units.
[6]	Age and service conditions specified in clauses (1) through (4) are indicative and may vary from year to year and for awards granted to certain employees.

6. Dean Witter, Discover & Co. and its subsidiaries (“DWD”) prior to the merger of Morgan Stanley Group Inc. with and into Dean Witter, Discover & Co.;

provided that, in the case of an employee who has transferred employment from DWD to MS Group or vice versa, a former employee of DWD will receive credit for employment with DWD only if he or she transferred directly from DWD to Morgan Stanley & Co. Incorporated or its affiliates subsequent to February 5, 1997, and a former employee of MS Group will receive credit for employment with MS Group only if he or she transferred directly from MS Group to Morgan Stanley DW Inc. or its affiliates subsequent to February 5, 1997.

(m) “Governmental Employer” means a governmental department or agency, self-regulatory agency or other public service employer.

(n) “Governmental Service Termination” means the termination of your Employment due to your commencement of employment at a Governmental Employer; provided that you have presented the Firm with satisfactory evidence demonstrating that as a result of such new employment, the divestiture of your continued interest in your Applicable Account Value is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to you at such Governmental Employer.

(o) “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

(p) “Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement.

(q) “Management Committee” means the Morgan Stanley Management Committee and any successor or equivalent committee.

(r) “Qualifying Termination” means your Separation from Service within eighteen (18) months following a Change in Control under either of the following circumstances: (a) the Firm terminates your employment under circumstances not involving any cancellation event; or (b) you resign from the Firm due to (i) a materially adverse alteration in your position or in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control, as determined by the Administrator, or (ii) the Firm requiring your principal place of employment to be located more than 75 miles from the location where you were principally employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with your business travel obligations in the ordinary course of business prior to the Change in Control).

(s) “Related Employment” means your employment with an employer other than the Firm (such employer, herein referred to as a “Related Employer”), provided that: (i) you undertake such employment at the written request or with the written consent of Morgan Stanley’s Chief Human Resources Officer (or if such position no longer exists, the holder of an equivalent position); (ii) immediately prior to undertaking such employment you were an employee of the Firm or were engaged in Related Employment (as defined herein); and (iii) such employment is recognized by the Firm in its discretion as Related Employment; and, provided further, that the Firm may (1) determine at any time in its sole discretion that employment that was recognized by the Firm as Related Employment no longer qualifies as Related Employment, and (2) condition the designation and benefits of Related Employment on such terms and conditions as the Firm may determine in its sole discretion; and provided further, the Firm will not provide for Related Employment except to the extent such treatment is not prohibited by Section 409A and would not cause you to recognize income for United States federal income tax purposes prior to the distribution of your Applicable Account Value or to incur interest or additional tax under Section 409A. The designation of employment as Related Employment does not give rise to an employment relationship between you and the Firm, or otherwise modify your and the Firm’s respective rights and obligations.

(t) “Scheduled Distribution Date” means                 .7

(u) “Scheduled Vesting Date” means                 .8

(v) “Section 409A” means Section 409A of the Internal Revenue Code and any regulations thereunder.

(w) “Separation from Service” means a separation from service with the Firm for purposes of Section 409A determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto. For purposes of this definition, Morgan Stanley’s subsidiaries and affiliates include (and are limited to) any corporation that is in the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as Morgan Stanley and any trade or business that is under common control with Morgan Stanley (within the meaning of Section 414(c) of the Internal Revenue Code), determined in each case in accordance with the default provisions set forth in Treasury Regulation §1.409A-1(h)(3).

(x) [You will be deemed to have made “Unauthorized Comments” about the Firm if, while Employed or following the termination of your Employment, you make, directly or indirectly, any negative, derogatory, disparaging or defamatory comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Firm, its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients.]

(y) [You will be deemed to have made “Unauthorized Disclosures” about the Firm if, while Employed or following the termination of your Employment, without having first received written authorization from the Firm, you disclose, or participate in the disclosure of or allow disclosure of, any information about the Firm or its present or former clients, customers,

[7]	May consist of one or more dates.
[8]	May consist of one or more dates.

executives, officers, directors, or other employees or Board members, or its business or operations, or legal matters involving the Firm and resolution or settlement thereof, or any aspects of your Employment with the Firm or termination of such Employment (which, for the avoidance of doubt, does not prevent you from confirming your employment status with the Firm), whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including without limitation, books, articles or writings of any other kind, as well as film, videotape, television or other broadcasts, audio tape, electronic/Internet or blog format or any other medium).]

(z) A “Wrongful Solicitation” occurs upon either of the following events:

(1) while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within 180 days after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you hire or solicit, recruit, induce, entice, influence or encourage any Firm employee to leave the Firm or become hired or engaged by another firm; provided, however, that this clause shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, during any notice period applicable to you in connection with the termination of your Employment or during the 180 days preceding notice of the termination of your Employment; or

(2) while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within 90 days (180 days if you are a member of the Management Committee at the time of notice of termination) after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of the Firm (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Firm or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Firm is engaged (other than the Firm); provided, however, that this clause shall apply only to clients or customers, or prospective clients or customers, that you worked for on an actual or prospective project or assignment during any notice period applicable to you in connection with the termination of your Employment or during the 180 days preceding notice of the termination of your Employment.

IN WITNESS WHEREOF, Morgan Stanley has duly executed and delivered this Award Certificate as of the Date of the Award.

MORGAN STANLEY

/s/
[Name]
[Title]